EXHIBIT 11

January 30, 2009

American Century Mutual Funds, Inc.
4500 Main Street
Kansas City, Missouri  64111

Ladies and Gentlemen:

I have acted as counsel to American Century Mutual Funds, Inc., a Maryland corporation (the "Company"), in connection with the Company's Registration Statement on Form N-14 (File No. 2-14213), which relates to the Company's authorized shares of common stock, par value One Cent ($0.01) per share (the "Shares"), proposed to be issued in accordance with the terms of the Agreements and Plans of Reorganization (the "Agreements") relating to the proposed reorganizations of the Life Sciences Fund and the Technology Fund into the Growth Fund (collectively, the "Reorganizations").

In connection with rendering the opinions set forth below, I have examined the Registration Statement, including a form of the Agreements, which is being filed as an exhibit thereto; the Company's Articles of Incorporation, Articles Supplementary and Bylaws, as reflected in the Company's corporate records; resolutions of the Board of Directors of the Company relating to the approval of the Reorganizations and the issuance of the Shares; and such other documents as I deemed relevant.  In conducting my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity, accuracy and completeness of documents purporting to be originals and the conformity to originals of any copies of documents.  I have not independently established any facts represented in the documents so relied on.

I am a member of the Bar of the State of Missouri.  The opinions expressed in this letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the laws (other than the conflict of law rules) of the State of Maryland that in my experience are normally applicable to the issuance of shares by registered investment companies organized as corporations under the law of that state and to the Securities Act of 1933, as amended (the "1933 Act"), the Investment Company Act of 1940, as amended (the "1940 Act"), and the regulations of the Securities and Exchange Commission (the "SEC") thereunder. I express no opinion with respect to any other laws.

Based upon and subject to the foregoing and the qualifications set forth below, it is my opinion that:

1.           The issuance of the Shares in connection with the Reorganizations has been duly authorized by the Company.

2.           When issued upon the terms provided in the Registration Statement, subject to compliance with the 1933 Act, the 1940 Act, and applicable state laws regulating the offer and sale of securities, and assuming the continued valid existence of the Company under the laws of the State of Maryland, the Shares will be validly issued, fully paid and non-assessable.

For the record, it should be stated that I am an employee of American Century Services, LLC, an affiliate of the Company's investment advisor.

American Century Investments
P.O. Box 410141, 4500 Main Street	1-800-345-2021 or 816-531-5575
Kansas City, MO 64141-0141	www.americancentury.com

American Century Mutual Funds, Inc.
January 30, 2009

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.  I assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement.  In giving my consent I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.  The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

/s/ Kathleen Gunja Nelson
Kathleen Gunja Nelson
Corporate Counsel

KGN/dnh